VICTORIA LAKE PROPERTY SECOND AMENDING AGREEMENT

THIS SECOND AMENDING AGREEMENT made the 16th of November 2004.

BETWEEN:

RUBICON MINERALS CORPORATION, of Suite 1540, 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

(“Rubicon”)

AND:

CROSSHAIR EXPLORATION & MINING CORP., of Suite 2300, 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X2

(“Crosshair”)

WHEREAS:

1.

Rubicon and Crosshair entered into an Agreement on the Victoria Lake Property dated February 14, 2003 and into a first Amending Agreement dated April 29, 2004 (together, the “Original Agreement”).

2.

Rubicon and Crosshair desire to add a new clause under Section 4 of the Original Agreement – Covenants of Lima (now Crosshair) by including the following:

“Section 4

During the currency of this Agreement, Lima shall:

(h)

provide the Optionor with technical reports on the Property within 15 days following the end of each fiscal quarter and financial expenditure reports within 30 days following the end of each fiscal quarter.”

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first set forth above.

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THE COMMON SEAL OF RUBICON MINERALS CORPORATION was hereunto affixed in the presence of: __________________________________________________ Authorized Signatory	) ) ) ) ) ) ) ) ) )	C/S

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THE COMMON SEAL OF CROSSHAIR EXPLORATION & MINING CORP. was hereunto affixed in the presence of: __________________________________________________ Authorized Signatory	) ) ) ) ) ) ) ) ) )	C/S